EXHIBIT 4.115

AMENDMENT NO. 1 TO SALE AND SERVICING AGREEMENT

This AMENDMENT NO. 1 TO SALE AND SERVICING AGREEMENT, dated as of December 20, 2013 (this “Amendment”), is among Credit Acceptance Corporation, a Michigan corporation (“CAC”), as Servicer and in its individual capacity, Credit Acceptance Auto Loan Trust 2012-2, a Delaware statutory trust (the “Issuer”), Credit Acceptance Funding LLC 2012-2, a Delaware limited liability company (“Funding”), and Wells Fargo Bank, National Association (“Wells Fargo”), as Trust Collateral Agent, Indenture Trustee and Backup Servicer.

BACKGROUND

WHEREAS, the Issuer, CAC, Funding and Wells Fargo have entered into the Sale and Servicing Agreement dated as of September 20, 2012 (as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”);

WHEREAS, pursuant to Section 11.01 of the Agreement, the Agreement may be amended by the Servicer, Funding and the Trust Collateral Agent (at the written direction of the Issuer) with the consent of the Majority Noteholders for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement, or of modifying in any manner the rights of the Holders of the Notes;

WHEREAS, the Servicer has caused to be delivered to the Rating Agencies written notice of the substance of the proposed amendment, the parties hereto have obtained the consent of the Majority Noteholder with respect to amending the Agreement as set forth in this Amendment, and the Issuer has directed the Trust Collateral Agent to enter into this Amendment pursuant to the Issuer Order dated December 20, 2013; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

AGREEMENT

SECTION 1. Definitions.  Unless otherwise defined herein, terms that are capitalized and used throughout this Amendment are defined in Section 1.01 of the Agreement, as applicable.

SECTION 2. Amendments.

2.1 Each of the following defined terms appearing in Section 1.01 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Contract File” means with respect to each Contract, the physical and/or electronic files in which Credit Acceptance maintains the fully executed original counterpart or “authoritative copy” (in each case, for UCC purposes) of the Contract (to the extent required in accordance with Section 3.03 of this Agreement), either a standard assurance in the form commonly used in the industry relating to the provision of a certificate of title or other evidence of lien, the original or electronic instruments modifying the terms and conditions of such Contract and the original or electronic endorsements or assignments of such Contract.

“Records” means the Dealer Agreements, Purchase Agreements, Contracts, Contract Files and all other documents, books, records and other information (including computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.

2.2 The defined term “Eligible Dealer Loan” appearing in Section 1.01 of the Agreement is amended by (i) deleting the word “and” from the end of clause (q) thereof, (ii) replacing the period “.” at the end of clause (r) thereof with “; and” and (iii) adding the following new clause (s):

(s)           if any Dealer Loan Contract securing such Dealer Loan is an electronic contract, such electronic contract constitutes “electronic chattel paper” and the only “authoritative copy” (as such terms are used in Section 9-105 of the UCC) of such electronic contract.

2.3 Clause (m) of the defined term “Eligible Purchased Loan” appearing in Section 1.01 of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(m)           which (i) constitutes either “tangible chattel paper,” “electronic chattel paper” or a “payment intangible,” as such terms are defined in the UCC (ii) if “tangible chattel paper,” shall be maintained in its original “tangible” form, unless the Indenture Trustee has consented in writing to such chattel paper being maintained in another form or medium, and (iii) if “electronic chattel paper,” constitutes the only “authoritative copy” (as such term is used in Section 9-105 of the UCC);

2.4 Section 2.01(d) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(d)           For the avoidance of doubt, the term “Initial Seller Property” with respect to any Dealer Loan includes all rights arising after the Closing Date under such Dealer Loan,  including a security interest in each Dealer Loan Contract securing such Dealer Loan, which rights are attributable to advances made under such Dealer Loan as the result of additional Dealer Loan Contracts being allocated to the Open Pool securing such Dealer Loan after the Closing Date.

2.5 The first paragraph of Section 2.02(a) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

On each Distribution Date during the Revolving Period, the Issuer shall receive Available Funds after the payment of all amounts due and payable in Section 5.08(a)(i) through (iii) and shall be required to use those amounts and any amounts on deposit in the Principal Collection Account to purchase additional Loans and all collateral related thereto (or to fund additional Dealer Loan Contracts allocated to an Open Pool securing a Dealer Loan) from the Seller until the Collateral Amount equals the Minimum Collateral Amount.  If on any Distribution Date during the Revolving Period there are not sufficient Eligible Loans for purchase by the Issuer to cause the Collateral Amount to equal the Minimum Collateral Amount, an amount necessary to cause the Adjusted Collateral Amount to equal the Minimum Collateral Amount will remain on deposit in the Principal Collection Account.  Subject to the foregoing, and in consideration of the payment of the Subsequent Seller Property Purchase Price, the Seller agrees to convey, assign, sell and transfer without recourse, except as set forth in this Agreement, to the Trust all of its right, title and interest in and to: (i) the Loans listed on the schedule delivered on each Distribution Date during the Revolving Period to the Servicer, the Backup Servicer and the Trust Collateral Agent that have not been previously sold to the Trust; (ii) rights under the Dealer Agreements and Purchase Agreements related thereto (other than the Excluded Dealer Agreement Rights), including Credit Acceptance’s right to service the Loans and the related Contracts and receive the related servicing fee and receive reimbursement of certain recovery and repossession expenses, in accordance with the terms of the Dealer Agreements and Purchase Agreements; (iii) Collections (other than Dealer Collections) after the applicable Cut-off Date; (iv) an ownership interest in and/or control over each Contract evidencing a Purchased Loan and a security interest in each Contract securing each Loan; (v) all records and documents relating to the Loans and the Contracts; (vi) all security interests purporting to secure payment of the Loans; (vii) all security interests purporting to secure payment of each Contract (including a security interest in each Financed Vehicle); (viii) all guarantees, insurance or other agreements or arrangements securing the Contracts; (ix) the Seller’s rights under the Sale and Contribution Agreement; and (x) all Proceeds of the foregoing (the “Subsequent Seller Property”).

2.6 Section 2.03(d)(iii) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(iii)           The possession and/or control by the Trust, or the Servicer as the Trust’s agent, of the Dealer Agreements, Purchase Agreements, Loans and Contract Files and any other property which constitute instruments, money, negotiable documents or chattel paper, shall be deemed to be “possession and/or control by the secured party” or possession and/or control by the purchaser or a person designated by such purchaser, for purposes of perfecting the security interest pursuant to the UCC; and

2.7 Clause (x) of Section 3.01 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(x)           Security Interest.  The Seller has granted a security interest (as defined in the UCC) to the Trust Collateral Agent, as agent for the Noteholders, in the Seller Property, which is enforceable in accordance with Applicable Law upon the Closing Date and each Distribution Date on which Subsequent Seller Property is sold to the Issuer, as applicable.  Upon the filing of UCC-1 financing statements naming the Trust Collateral Agent as secured party and the Seller as debtor, or upon the Trust Collateral Agent obtaining possession or control, in the case of that portion of the Seller Property which constitutes tangible or electronic chattel paper or instruments, the Trust Collateral Agent, as agent for the secured parties under the Indenture, shall have a first priority perfected security interest in the Seller Property.  All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Trust Collateral Agent, as agent for the Trust, in the Seller Property have been made.

2.8 Clauses (a), (b), (d), (f)(ii), (g) and (h)(i) of Section 3.03 of the Agreement are hereby amended in their respective entirety and as so amended shall read as follows:

(a)           The Trust hereby revocably appoints Credit Acceptance as custodian of the Dealer Agreements, the Purchase Agreements, the Contract Files and the Certificates of Title related to the Financed Vehicles.  Credit Acceptance hereby accepts such appointment and agrees to hold and/or control, or appoint an agent to hold and/or control, each Dealer Agreement, Purchase Agreement, Contract File and, in states where it is required by applicable law, the original Certificate of Title related to each Financed Vehicle under this Agreement as custodian for the Trust and the Trust Collateral Agent.

(b)           (i)           On or prior to the Closing Date and each Distribution Date during the Revolving Period, the Servicer shall provide an Acknowledgment substantially in the form of Exhibit E hereto dated as of the Closing Date or such Distribution Date, as applicable, to the Owner Trustee and the Trust Collateral Agent confirming that the Servicer has received and is in possession of the original copy, or has control over the “authoritative copy” (as such term is used in Section 9-105 of the UCC), of each Dealer Agreement listed on Schedule A hereto (or such amendment or supplement to Schedule A relating to each Distribution Date, as applicable).

(ii)           If, on the 120th day after the Closing Date or the 120th day after each Distribution Date during the Revolving Period, the Servicer has not verified the presence of the original or “authoritative copy” (as such term is used in Section 9-105 of the UCC) of the Contract related to the Contracts listed on Schedule A hereto (or such amendment or supplement to Schedule A relating to each Distribution Date during the Revolving Period, as applicable) with respect to at least 98.0% of the number of Contract Files required to be reviewed by each such 120th day in accordance with Section 3.03(d) hereof, the Servicer shall provide notice to the Owner Trustee and the Trust Collateral Agent as of such date indicating the number of Incomplete Contracts as of such date.

(iii)           On or prior to the 180th day after the Closing Date and the 180th day after each Distribution Date during the Revolving Period, the Servicer shall provide an Acknowledgment substantially in the form of Exhibit E hereto, dated as of such date, to the Owner Trustee and the Trust Collateral Agent confirming that the Servicer has verified the presence of the original or “authoritative copy” (as such term is used in Section 9-105 of the UCC) of the contract related to at least 98.0% of the Contract Files required to be reviewed by such date in accordance with Section 3.03(d) hereof.

(d)           The Servicer shall within: (i) one hundred twenty (120) days after the Closing Date and one hundred twenty (120) days after each Distribution Date during the Revolving Period, review at least 75.0% of the Contract Files related to the Loans sold to the Trust on the Closing Date or such Distribution Date, as applicable, to verify the presence of the original or “authoritative copy” (as such term is used in Section 9-105 of the UCC) of the Contract; and (ii) 180 days after the Closing Date and one hundred eighty (180) days after each Distribution Date during the Revolving Period, review the remainder of the Contract Files related to the Loans sold to the Trust on the Closing Date or such Distribution Date, as applicable, to verify the presence of the original or “authoritative copy” (as such term is used in Section 9-105 of the UCC) of the Contract therein; provided, however, that in the case of each of (i) and (ii) above, the Certificate of Title with respect to each Contract need not be verified.  If the number of Incomplete Contracts (or the number of originals of Contracts that have not otherwise been delivered to the Servicer) exceeds the number of Permitted Incomplete Contracts as of any such 120th or 180th day, as applicable, the Seller shall make the payment required by Section 3.02(b) only with respect to the excess number of Incomplete Contracts, in an amount equal to the related Purchase Amount, in accordance with the provisions of Section 3.02(b) hereof.

(f)(ii)           carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Dealer Agreements, the Purchase Agreements, Contract Files and Records so that the integrity and physical possession of, or control over, the Dealer Agreements, Purchase Agreements, Contract Files and Records will be maintained.

(g)           The Servicer shall have the obligation (i) to physically segregate the Contract Files (to the extent held in physical form) from the other custodial files it is holding for its own account or on behalf of any other Person (ii) to physically mark the Contract folders (to the extent held in physical form) to demonstrate the transfer of Contract Files and the Trust Collateral Agent’s security interest hereunder, and (iii) mark its computer records indicating the transfer of any Contract Files relating to Contracts constituting electronic chattel paper and the Trust Collateral Agent’s security interest hereunder.

(h)(i)           If a Servicer Default occurs, the Trust Collateral Agent shall have the rights set forth in Section 8.01 hereof, including, at the request of the Indenture Trustee, at the direction of the Majority Noteholders, the right to terminate Credit Acceptance as the custodian hereunder and the Trust Collateral Agent shall have the right to appoint a successor custodian hereunder who shall assume all the rights and obligations of the “custodian” hereunder.  On the effective date of the termination of Credit Acceptance as Servicer, Credit Acceptance shall be released of all of its obligations as custodian arising on or after such date.  Copies of the Dealer Agreements and the Purchase Agreements, and original or “authoritative copies” (as such term is used in Section 9-105 of the UCC) of the Contract Files and Records shall be delivered by Credit Acceptance to the successor custodian, on or before the date which is two (2) Business Days prior to such date.

2.9 Clause (v) of Section 4.06(a) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(v)           Preservation of Security Interest.  The Servicer will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the perfected security interest of the Indenture Trustee for the benefit of the Noteholders in, to and under the Trust Property.  In its capacity as custodian, the Servicer will maintain possession of, or control over, the Dealer Agreements, Purchase Agreements and the Contract Files and Records, as custodian for the Trust and the Trust Collateral Agent, as set forth in Section 3.03(a).

2.10 Section 11.02(e) of the Agreement is hereby amended in its entirety and as so amended shall read as follows:

(e)           The Servicer shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Loans and the related Contracts to the Trust, the Servicer’s master computer records (including any back-up archives) that refer to a Loan or Contract shall indicate clearly (including by means of tagging) the interest of the Trust in such Loan or Contract and that such Loan or Contract is owned by the Trust.  The Servicer shall at all times maintain “control” within the meaning of the UCC over the Contacts constituting electronic chattel paper.  Indication of the Trust’s ownership of a Loan or Contract shall be deleted from or modified on the Servicer’s computer systems when, and only when, the Loan or Contract shall have been paid in full or repurchased.

2.11 Section 11.02 of the Agreement is hereby amended by adding the following new clause (k) therein:

(k)           Prior to the first date on which any Contracts constituting electronic chattel paper are transferred to the Issuer, the following conditions must be satisfied:

(1)           with respect to each Rating Agency, either (a) written confirmation to the Indenture Trustee by such Rating Agency that transfer of electronic chattel paper from Credit Acceptance to the Seller and from the Seller to the Issuer will not itself cause such Rating Agency to downgrade or withdraw its rating assigned to the Class A Notes or the Class B Notes or (b) such Rating Agency shall have been given notice of such transfer at least ten (10) days prior to the occurrence of the first such transfer and such Rating Agency shall not have issued any written notice to the Indenture Trustee that the occurrence of such transfer will itself cause such Rating Agency to downgrade or withdraw its rating assigned to the Class A Notes or the Class B Notes; and

(2)           if and to the extent requested by any Rating Agency, such Rating Agency shall have received an Opinion of Counsel (which may be a reasoned opinion as to what a court would hold) substantially to the effect that, assuming specified procedures are followed by Credit Acceptance, the security interest (as defined in the UCC) of Credit Acceptance in the electronic chattel paper will be perfected by “control”.

Thereafter, satisfaction of the conditions set forth in this clause (k)(1) and (2) shall not be required for any subsequent transfers of Contracts constituting electronic chattel paper to the Issuer.

2.12 Schedule C to the Agreement is hereby amended in its entirety and as so amended shall read as Schedule C appearing in Annex 1 hereto.

SECTION 3. Effect of Amendment.  Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect and each reference to the Agreement and words of similar import in the Agreement, as amended hereby, shall be a reference to the Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 4. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart.

SECTION 5. Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6. Execution, Delivery and Validity.  Each party hereto represents and warrants to each other party hereto that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

SECTION 7. Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8. Miscellaneous.  The Agreement, as supplemented and amended by this Amendment, is in all respects hereby adopted, ratified and confirmed.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CREDIT ACCEPTANCE FUNDING LLC 2012-2,
as Seller

By: /s/ Douglas W. Busk

Name:         Douglas W. Busk
Title:           Treasurer

CREDIT ACCEPTANCE CORPORATION,
as Servicer and in its individual capacity

By: /s/ Douglas W. Busk

Name:         Douglas W. Busk
Title:           Senior Vice President and Treasurer

                                                                                                                                          Amendment No.1 to Sale and Servicing Agreement

CREDIT ACCEPTANCE AUTO LOAN
TRUST 2012-2, as Issuer

By: U.S. Bank Trust National Association,
not in its individual capacity but solely as
Owner Trustee on behalf of the Trust

By:  /s/ Annette Morgan

Name: Annette Morgan
Title: Assistant Vice President

                                                                                                                                          Amendment No.1 to Sale and Servicing Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trust Collateral Agent

By: /s/ Julie Tanner Fischer

Name: Julie Tanner Fischer
Title: Vice President

                                                                                                                                          Amendment No.1 to Sale and Servicing Agreement

Annex 1

SCHEDULE C
to Sale and
Servicing Agreement

Perfection Representations, Warranties and Covenants

In addition to the representations, warranties and covenants contained in the Agreement, the Seller hereby represents, warrants, and covenants to the Trust and the Indenture Trustee as follows on the Closing Date and on each Distribution Date on which the Trust purchases Loans, in each case only with respect to the Seller Property conveyed to the Trust on such Closing Date or the relevant Distribution Date:

General

1.           The Agreement creates a valid and continuing security interest (as defined in UCC Section 9-102) in the Seller Property in favor of the Trust, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from and assignees of the Seller.

2.           Each Contract constitutes “tangible chattel paper,” “electronic chattel paper” or a “payment intangible” within the meaning of UCC Section 9-102.    Each Dealer Loan constitutes a “payment intangible” or a “general intangible” within the meaning of UCC Section 9-102.

3.           Each Dealer Agreement and Purchase Agreement constitutes either a “general intangible,” or “tangible chattel paper” within the meaning of UCC Section 9-102.

4.           There is only one original executed copy of each “tangible record” constituting or forming a part of each Contract that is tangible chattel paper and a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of each electronic record constituting or forming a part of each Contract that is electronic chattel paper.

5.           The Seller has taken or will take all necessary actions with respect to the Loans to perfect its security interest in the Loans and in the property securing the Loans.

Creation

1.           The Seller owns and has good and marketable title to the Initial Seller Property or Subsequent Seller Property, as applicable, free and clear of any Lien, claim or encumbrance of any Person, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Lien attaches is not impaired during the pendency of such proceeding.

Perfection

1.           The Seller has caused or will have caused, within ten (10) days after the effective date of the Indenture, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the conveyance and sale of the Conveyed Property from the Originator to the Seller, the transfer and sale of the Seller Property from the Seller to the Issuer, and the security interest in the Collateral granted to the Indenture Trustee under the Indenture.

2.           With respect to Seller Property that constitutes tangible chattel paper, such tangible chattel paper is in the possession of the Servicer, in its capacity as custodian for the Trust and the Trust Collateral Agent, and the Trust Collateral Agent has received a written acknowledgment from the Servicer, in its capacity as custodian, that it is holding such tangible chattel paper solely on its behalf and for the benefit of the Trust Collateral Agent, the Seller, the Trust and the relevant Dealer(s). With respect to Seller Property that constitutes electronic chattel paper, the Trust Collateral Agent has received a written acknowledgment from the Servicer that it, maintains control over such “electronic chattel paper”, as defined in Section 9-105 of the UCC, for the benefit of the Trust Collateral Agent, the Seller, the Trust and the relevant Dealer(s).  All financing statements filed or to be filed against the Seller in favor of the Issuer or its assignee in connection with this Agreement describing the Seller Property contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

Priority

1.           Other than the security interest granted to the Issuer pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Seller Property.  None of the Originator, the Servicer nor the Seller has authorized the filing of, or is aware of any financing statements against either the Seller, the Originator or the Trust that includes a description of the Seller Property and proceeds related thereto other than any financing statement:  (i) relating to the sale of Conveyed Property by the Originator to the Seller under the Sale and Contribution Agreement, (ii) relating to the security interest granted to the Trust hereunder, (iii) relating to the security interest granted to the Trust Collateral Agent under the Indenture; or (iv) that has been terminated or amended to reflect a release of the Seller Property.

2.           Neither the Seller, the Originator nor the Trust is aware of any judgment, ERISA or tax lien filings against either the Seller, the Originator or the Trust.

3.           None of the tangible chattel paper or electronic chattel paper that constitutes or evidences the Contracts, the Dealer Agreements or the Purchase Agreements has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Originator, the Servicer, the Seller, the Trust, a collection agent or the Trust Collateral Agent.

Survival of Perfection Representations

1.           Notwithstanding any other provision of the Agreement, the Sale and Contribution Agreement, the Indenture or any other Basic Document, the Perfection Representations, Warranties and Covenants contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any replacement of the Servicer or termination of Servicer’s rights to act as such) until such time as all obligations under the Sale and Servicing Agreement, Sale and Contribution Agreement and the Indenture have been finally and fully paid and performed.

No Waiver

1.           The parties hereto: (i) shall not, without obtaining a confirmation of the then-current ratings of the Notes, waive any of the Perfection Representations, Warranties or Covenants; (ii) shall provide the Rating Agencies with prompt written notice of any breach of the Perfection Representations, Warranties or Covenants, and shall not, without obtaining a confirmation of the then-current ratings of the Notes as determined after any adjustment or withdrawal of the ratings following notice of such breach, waive a breach of any of the Perfection Representations, Warranties or Covenants.